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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 5 )*

                   THE BANK OF KENTUCKY FINANCIAL CORPORATION
                   -------------------------------------------
                                (Name of Issuer)

                                  Common Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    062896105
                              ---------------------
                                 (CUSIP Number)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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----------------------------------------
CUSIP No. 062896105                         13G
----------------------------------------

---------- ---------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           RODNEY S. CAIN  ###-##-####

---------- ---------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                              (a) [ ]
           N/A                                                (b) [ ]

---------- ---------------------------------------------------------------------
    3      SEC USE ONLY



---------- ---------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           U S CITIZEN

---------- ---------------------------------------------------------------------
                              5     SOLE VOTING POWER

                                    6,516
                           -------- --------------------------------------------

        NUMBER OF
         SHARES               6     SHARED VOTING POWER
      BENEFICIALLY
          OWNED                     919,657
         BY EACH          -------- --------------------------------------------
    REPORTING PERSON
          WITH                7     SOLE DISPOSITIVE POWER

                                    0
                           -------- --------------------------------------------
                              8     SHARED DISPOSITIVE POWER

                                    0

---------- ---------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           926,173

---------- ---------------------------------------------------------------------
   10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           N/A

---------- ---------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           14.9%

---------- ---------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN

---------- ---------------------------------------------------------------------


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Item 1(a).        Name of Issuer: The Bank of Kentucky Financial Corporation
---------



Item 1(b).        Address of Issuer's Principal Executive Offices:
---------         1065 Burlington Pike
                  Florence, Kentucky 41042



Item 2(a).        Name of Person Filing:  Rodney S. Cain
---------



Item 2(b).        Address of Principal Business Office or, if none,
---------         Residence:  445 Bristow Road, Independence, Kentucky 41051




Item 2(c).        Citizenship:  U S Citizen
---------

Item 2(d).        Title of Class of Securities:  Common
---------

Item 2(e).        CUSIP Number
---------         062896105


Item 3.           If this statement is filed pursuant to Rules 13d-1(b), or
------            13d-2(b), check whether the person filing is a: N/A

                  (a)    [ ]   Broker or Dealer registered under Section 15 of
                               the Act

                  (b)    [ ]   Bank as defined in section 3(a)(6) of the Act

                  (c)    [ ]   Insurance Company as defined in section 3(a)(19)
                               of the Act

                  (d)    [ ]   Investment Company registered under section 8 of
                               the Investment Company Act

                  (e)    [ ]   Investment Advisor registered under section 203
                               of the Investment Advisers Act of 1940

                  (f)    [ ]   Employee Benefit Plan, Pension Fund which is
                               subject to the provisions of the Employee
                               Retirement Income Security Act of 1974 or
                               Endowment Fund; see sec. 240.13d-1(b)(1)(ii)(F)
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                  (g)    [ ]   Parent Holding Company, in accordance with
                               sec. 240.13d-1(b)(1)(ii)(G)

                  (h)    [ ]   Group, in accordance with sec.
                               240.13d-1(b)(1)(ii)(H)

Item 4.           Ownership:
-------

                  (a)     Amount Beneficially Owned:  926,173



                  (b)     Percent of Class:  14.9%



                  (c)     Number of shares as to which such person has:

                          (i)     sole power to vote or to direct the vote:  6,516

                          (ii)    shared power to vote or to direct the vote:  919,657

                          (iii)   sole power to dispose or to direct the disposition of:  0

                          (iv)    shared power to dispose or to direct the disposition of:  0

Item 5.           Ownership of Five Percent or Less of a Class:  N/A
------



Item 6.           Ownership of More Than Five Percent on Behalf of Another
------            Person:  N/A



Item 7.           Identification and Classification of the Subsidiary Which
------            Acquired the Security Being Reported on by the Parent Holding
                  Company:  N/A



Item 8.           Identification and Classification of Members of the Group:
------            N/A




Item 9.           Notice of Dissolution of Group:  N/A
------



Item 10.          Certification:
-------

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                           By signing below, I certify that, to the best
                  of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature:

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

02-01-01                            /s/ Rodney S. Cain
--------------------------         ---------------------------------------------
Date

2/1/2001 - 0155902.01